Exhibit 10.21

SUBLEASE AGREEMENT

This is an agreement to sublet office space located at 4700 Spring Street, Suite 304, La Mesa, California 91942 according to the terms specified below.

The sublessor agrees to sublet and the subtenant agrees to take the premises described below. Both parties agree to keep, perform and fulfill the promises, conditions and agreements below:

1. The sublessor is: Entest Biomedical, Inc.

2. The subtenant is: Regen Biopharma, Inc.

3. The term of this sublease is month to month beginning October 1, 2014.

4. The rent payable to the sublessor by the subtenant is equal to the rent payable to the lessor by the sublessor and is to be paid in at such time specified in accordance with the original lease agreement between the sublessor and the lessor.

5. All charges for utilities connected with premises which are to be paid by the sublessor under the master lease shall be paid by the subtenant for the term of this sublease.

6. Subtenant agrees to surrender and deliver to the sublessor the premises and all furniture and decorations within the premises in as good a condition as they were at the beginning of the term, reasonable wear and tear excepted. The subtenant will be liable to the sublessor for any damages occurring to the premises or the contents thereof or to the building which are done by the subtenant.

7. In the event of any legal action concerning this sublease, the losing party shall pay to the prevailing party reasonable attorney’s fees and court costs to be fixed by the court wherein such judgment shall be entered.

The parties hereby bind themselves to this agreement by their signatures affixed below on this First Day of October , 2014.

Entest Biomedical, Inc.	Regen Biopharma Inc.
By:/s/David Koos	By:/s/ David Koos
President	President